Exhibit 99.3

News Release

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
April 1, 2011	Media: Debra Peterson, 913-323-4881 debra.d.peterson@centurylink.com
Investors: Tony Davis, 318-388-9525 tony.davis@centurylink.com

CenturyLink and Qwest Complete Merger

Combination Offers Consumer, Business and Wholesale Customers a Complete
Portfolio of Communications Services

MONROE, La. – CenturyLink, Inc. (NYSE: CTL) and Qwest Communications today completed their merger, creating the nation’s third largest telecommunications company in the United States. The combined company’s increased scale and financial strength will enable it to deliver a broader range of communications services to consumers and small businesses throughout the company’s 37-state service area and to business, wholesale and government customers nationwide via its 190,000 route-mile fiber network.

“The combination of our two companies allows us to offer customers of all sizes an even more robust portfolio of communications solutions that will continue to be backed by honest and personal service,” said Glen F. Post, III, chief executive officer and president of CenturyLink.

The transaction was structured as a tax-free stock-for-stock exchange. Under the terms of the merger agreement, Qwest stockholders will receive 0.1664 shares of CenturyLink common stock for each share of Qwest common stock they owned at closing, plus cash paid in lieu of fractional shares. The company expects to continue its current annual dividend of $2.90 per share.

CenturyLink expects the combination to be immediately accretive to free cash flow per share, excluding integration costs, and it is expected to generate annual operating and capital synergies of approximately $625 million when fully recognized over the next three to five years. On a pro forma basis, the combined company had revenues of $18.6 billion, adjusted EBITDA of $8.1 billion and adjusted free cash flow of approximately $3.1 billion for the twelve months ended Dec. 31, 2010.

As previously announced, the combined company will use the name CenturyLink, although the Qwest brand will continue to be used in former Qwest markets for the next several months.

The company’s board of directors includes current CenturyLink board members and four members of Qwest’s board. Those joining the CenturyLink board are Edward A. Mueller, Charles L. Biggs, Michael J. Roberts and James A. Unruh.

The corporate headquarters of the company will remain in Monroe, La. The company will maintain the headquarters for its Business Markets Group in the Denver metro area, where Qwest’s headquarters were located. In addition, Denver will be the location of one of the company’s six regional headquarters. The other five regional headquarters will be located in Phoenix; Minneapolis; Seattle; Wake Forest, N.C.; and Apopka, Fla.

For more information about the merger, including state-by-state information and key facts, please visit www.centurylinkqwestmerger.com.

Qwest shareholders who need additional information or have questions about exchanging shares should visit www.computershare.com/CenturyLink/QwestFAQs.com.

About CenturyLink
CenturyLink is the third largest telecommunications company in the United States. The company provides broadband, voice and wireless services to consumers and businesses across the country. It also offers advanced entertainment services under the CenturyLinkTM PrismTM TV and DIRECTV brands. In addition, the company provides data, voice and managed services to business, government and wholesale customers in local, national and select international markets through its high-quality advanced fiber optic network and multiple data centers. CenturyLink is recognized as a leader in the network services market by key technology industry analyst firms. CenturyLink’s customers range from Fortune 500 companies in some of the country’s largest cities to families living in rural America. Headquartered in Monroe, La., CenturyLink is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations. For more information, visit www.centurylink.com.

Forward Looking Statements
Except for the historical and factual information contained herein, the matters set forth in this communication, including statements regarding the expected benefits of the acquisition such as efficiencies, cost savings, enhanced revenues, growth potential, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to:  the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of Qwest's operations into CenturyLink will be greater than expected; the ability of the combined company to retain and hire key personnel; the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry; the ability of the combined company to effectively adjust to changes in the communications industry and to successfully introduce new product or service offerings on a timely and cost-effective basis; any adverse developments in commercial disputes or legal proceedings; the ability of the combined company to utilize net operating losses in amounts projected; changes in our future cash requirements; and other risk factors and cautionary statements as detailed from time to time in each of CenturyLink's and Qwest's reports filed with the Securities and Exchange Commission. You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the acquisition or the combined company. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Unless legally required, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

###